Exhibit 4.5

TENTH SUPPLEMENTAL INDENTURE

TENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 12, 2007, among Jarden Corporation (formerly known as Alltrista Corporation), a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to below) party hereto and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Indenture, dated as of April 24, 2002, among the Company, the Guarantors named therein and the Trustee, as supplemented by the Supplemental Indenture, dated as of May 7, 2003, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Second Supplemental Indenture, dated as of May 28, 2003, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Third Supplemental Indenture, dated as of September 25, 2003, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Fourth Supplemental Indenture, dated as of April 16, 2004, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Fifth Supplemental Indenture, dated as of July 23, 2004, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Sixth Supplemental Indenture, dated as of February 24, 2005, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Seventh Supplemental Indenture, dated as of August 4, 2005, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Eighth Supplemental Indenture, dated as of August 16, 2006, among the Company, the Guarantors named therein and the Trustee and as further supplemented by the Ninth Supplemental Indenture, dated as of September 22, 2006, among the Company, the Guarantors named therein and the Trustee (collectively, as further amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s 9 3/4% Senior Subordinated Notes due 2012 (the “Notes”);

WHEREAS, there are now outstanding under the Indenture Notes in the aggregate principal amount of $180,000,000; and

WHEREAS, Section 9.02 of the Indenture provides that the Company (when authorized by a Board Resolution (as defined in the Indenture)) and the Trustee may, with the consent of the Holders (as defined in the Indenture) of not less than a majority in principal amount of the outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for the Notes), amend or supplement the Indenture, subject to certain limitations set forth in the Indenture; and

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated January 29, 2007, as the same may be amended, supplemented or modified (the “Statement”); and

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture (the “Proposed Amendments”); and

WHEREAS, the Company has received and delivered to the Trustee the requisite consents to effect the Proposed Amendments under the Indenture; and

WHEREAS, the Company has been authorized by Board Resolution to enter into this Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company, the Guarantors and the Trustee hereby agree as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.01 Amendments to Articles 4, 5 and 6. Upon written notification to the Trustee by the Company that it has accepted for purchase and payment (the “Early Settlement Date”) pursuant to the offer to purchase all of the Notes validly tendered on or prior to 5:00 p.m., New York City time, on Friday, February 9, 2007 pursuant to the Statement and any amendments, modifications or supplements thereto, then automatically (without further act by any person), with respect to the Notes:

(a) The Company shall be released from its obligations under the following sections of the Indenture:

•	Section 4.03 - “Reports”;

•	Section 4.04 - “Compliance Certificate”;

•	Section 4.05 - “Taxes”;

•	Section 4.06 - “Stay, Extension and Usury Laws”;

•	Section 4.07 - “Restricted Payments”;

•	Section 4.08 - “Dividend and Other Payment Restrictions Affecting Subsidiaries”;

•	Section 4.09 - “Incurrence of Indebtedness and Issuance of Preferred Stock”;

•	Section 4.11 - “Transactions with Affiliates”;

•	Section 4.12 - “Liens”;

•	Section 4.13 - “Line of Business”;

•	Section 4.14 - “Corporate Existence”;

•	Section 4.16 - “No Senior Subordinated Debt”;

•	Section 4.17 - “Payments for Consents”;

•	Section 4.18 - “Additional Subsidiary Guarantees”;

•	Section 4.19 - “Designation of Restricted and Unrestricted Subsidiaries”;

•	Section 4.20 - “Amendment of Subordinated Seller Notes”;

•	Section 5.01 - “Merger, Consolidation, or Sale of Assets”; and

•	Section 5.02 - “Successor Corporation Substituted.”

(b) Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.

(c) The occurrence of the events of default described in Section 6.01(6) shall no longer constitute Events of Default.

(d) Section 6.01(3) is hereby amended by deleting the language “4.15 or 5.01 hereof” appearing at the end of that section and substituting in its place “or 4.15 hereof”.

(e) All definitions set forth in Section 1.01 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby are deleted in their entirety.

ARTICLE II

MISCELLANEOUS

Section 2.01 Instruments To Be Read Together. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

Section 2.02 Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.03 Terms Defined. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 2.04 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by said Act shall control.

Section 2.05 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.06 Governing Law. The internal law of the State of New York shall govern this Supplemental Indenture without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.07 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.08 Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution by the Trustee in accordance with the provisions of Sections 9.02 and 9.06 of the Indenture; provided, that the amendments to the Indenture set forth in Section 1.01 of this Supplemental Indenture shall become operative as specified in Section 1.01 hereof. Prior to the Early Settlement Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee (it being understood that the Company, subsequent thereto, will enter into a substitute supplemental indenture).

Section 2.09 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.10 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

THE COMPANY:

JARDEN CORPORATION

By:	/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Title:	Chief Financial Officer

THE TRUSTEE:

THE BANK OF NEW YORK

By:	/s/ Julie Salovitch-Miller
Name:	Julie Salovitch-Miller
Title:	Vice President

THE GURANTEEING SUBSIDIARIES:

ALLTRISTA NEWCO CORPORATION
ALLTRISTA PLASTICS CORPORATION
BICYCLE HOLDING, INC.
AMERICAN HOUSEHOLD, INC.
AUSTRALIAN COLEMAN, INC.
BEACON EXPORTS, INC.
BRK BRANDS, INC.
CC OUTLET, INC.
COLEMAN ARGENTINA, INC.
COLEMAN COUNTRY, LTD.
COLEMAN INTERNATIONAL HOLDINGS, LLC
COLEMAN LATIN AMERICA, LLC
COLEMAN WORLDWIDE CORPORATION
FIRST ALERT HOLDINGS, INC.
FIRST ALERT, INC.
HEARTHMARK, LLC
JARDEN ACQUISITION I, INC.
JARDEN DIRECT, INC.
JARDEN ZINC PRODUCTS, INC.
KANSAS ACQUISITION CORP.
L.A. SERVICES, INC.
LASER ACQUISITION CORP.

LOEW-CORNELL, INC.
NIPPON COLEMAN, INC.
O.W.D., INCORPORATED
PACKS & TRAVEL CORPORATION
PINE MOUNTAIN CORPORATION
QUOIN, LLC
SUNBEAM LATIN AMERICA, LLC
SUNBEAM PRODUCTS, INC.
THE COLEMAN COMPANY, INC.
THE UNITED STATES PLAYING CARD COMPANY
THL-FA IP CORP.
TUPPER LAKE PLASTICS, INCORPORATED
USPC HOLDING, INC.

By:	/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Title:	Treasurer

COLEMAN VENTURE CAPITAL, INC.

By:	/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Title:	Chief Financial Officer

HOLMES MOTOR CORPORATION RIVAL CONSUMER SALES CORPORATION

By:	/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Title:	Secretary

LEHIGH CONSUMER PRODUCTS CORP. JARDEN DIRECT, INC.

By:	/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Title:	Assistant Secretary

SI II, INC. SUNBEAM AMERICAS HOLDINGS, LLC

By:	/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Title:	President

X PROPERTIES, LLC

By:	Quion, LLC, as its Sole Member

By:	/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Title:	Treasurer